                                                                                                                 Exhibit 12
                            BROOKDALE LIVING COMMUNITIES, INC. AND SUBSIDIARIES (THE "COMPANY")
                               AND PREDECESSOR PROPERTIES (THE "PREDECESSOR" TO THE COMPANY)

                                      STATEMENTS REGARDING COMPUTATION OF RATIO
                           OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                             (In Thousands, Except Ratios)



                                                                               Predecessor
                                             Predecessor Historical             Historical      Brookdale Living Communities, Inc.
                                             ----------------------          ---------------    ---------------------------------
                                            Years ended December 31,         January 1, 1997      May 7, 1997
                                            ------------------------                to                 to             Year ended
                                          1994         1995        1996         May 6, 1997       Dec. 31, 1997      Dec. 31, 1998
                                         ------       ------      ------       -------------      -------------      -------------

EARNINGS
--------
Income (loss) before minority
 interest, (provision)/benefit for
 income taxes and extraordinary item . $   (3,404)   $ (1,424)   $   2,365        $     (290)       $       (77)       $     10,281

Interest cost ........................      3,427       5,626        4,740             3,872             10,153              23,139
Interest cost (capitalized) ..........         --          --           --                --               (191)             (1,558)
Amortization of debt expense .........        743         878          581               225                846               1,292

Preferred stock dividends ............         --          --           --                --                 --                  --
                                       ----------    --------    ---------        ----------        -----------        ------------
Earnings ............................. $      766    $  5,080    $   7,686        $    3,807        $    10,731        $     33,154
                                       ==========    ========    =========        ==========        ===========        ============

FIXED CHARGES
-------------
Interest cost ........................ $    3,427    $  5,626    $   4,740        $    3,872        $    10,153        $     23,139
Amortization of debt expense .........        743         878          581               225                846               1,292
Preferred stock dividends ............         --          --           --                --                 --                  --
                                       ----------    --------    ---------        ----------        -----------        ------------

Total fixed charges .................. $    4,170    $  6,504    $   5,321        $    4,097        $    10,999        $     24,431
                                       ==========    ========    =========        ==========        ===========        ============

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends ....................         --          --         1.44                --                 --                1.36
                                       ==========    ========    =========        ==========        ===========        ============

Excess (deficit) of earnings to
  combined fixed charges and
  preferred stock dividends .......... $   (3,404)   $ (1,424)   $   2,365        $     (290)       $      (268)       $      8,723
                                       ==========    ========    =========        ==========        ===========        ============

